Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement No. 333-195426 on Form F-3 of our reports dated April 21, 2014, relating to the consolidated financial statements of Bona Film Group Limited, its subsidiaries, its variable interest entities (the “VIEs”) and the VIEs’ subsidiaries (collectively, the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Bona Film Group Limited for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

October 14, 2014